     NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Interim Chief Executive Officer/CFO	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THE FIRST QUARTER OF 2009
Company Reports Net Earnings of $0.34 Per Diluted Share
Income from Operations Improves 40% from Prior Year Quarter
Revolving Line of Credit Completely Paid Down By Quarter End
NASHVILLE, Tenn. (May 12, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 16-week period ended April 19, 2009.
Financial and Operating Highlights
•	Revenue for the first quarter of fiscal 2009 decreased 2.0 percent to $291.7 million from $297.5 million in the first quarter of fiscal 2008. Same-store sales for the first quarter of 2009 declined 2.9 percent at O’Charley’s company-operated restaurants, 4.5 percent at Ninety Nine Restaurants, and 17.2 percent at Stoney River Legendary Steaks.

•	Restaurant-level margins, which the Company defines as restaurant sales less cost of food and beverage, payroll and benefits costs, and restaurant operating costs increased to 17.3 percent of restaurant sales from 16.6 percent in the prior year quarter. Declines in food and beverage costs as a percent of restaurant sales, improved controls over labor scheduling, reductions in the cost of employee benefit plans and reductions in other restaurant operating costs contributed to this improved performance.

•	Income from operations in the quarter was $12.0 million, or 4.1 percent of revenues, and earnings before income taxes were $7.9 million. In comparison, income from operations in the prior year quarter was $8.6 million, or 2.9 percent of revenues, and earnings before income taxes were $4.7 million.

•	During the first quarter of 2009, the Company reduced debt by $26.7 million, including payments of $23.8 million on the revolving credit line. At the end of the quarter, the Company

CHUX Reports First Quarter Results for 2009

May 12, 2009
had no drawings under its revolving line of credit. Capital investment during the quarter was $2.0 million, compared to $14.0 million in the prior year quarter.

•	Given the valuation allowance on the Company’s deferred tax assets recognized in 2008, as well as the Company’s current financial outlook, the effective tax rate applied to earnings before income taxes for the 2009 fiscal year is projected to be approximately 6.4 percent. Applying this tax rate to first quarter earnings before income taxes, and adjusting for a number of discrete items recognized as a part of the first quarter tax provision, results in net earnings available to common shareholders of $6.9 million, or $0.34 per diluted share. In comparison, the effective tax rate applied to earnings before income taxes in the first quarter of 2008 was a negative 119 percent, resulting in net earnings available to common shareholders in the prior year first quarter of $10.0 million, or $0.46 per diluted share. [See “Adoption of FASB Staff Position EITF 03-6-1” discussion later in this release]
     “This continues to be a challenging environment for casual restaurant companies, and like most of our competitors we experienced a decline in same store sales during the quarter,” said Lawrence E. Hyatt, interim president and chief executive officer, and chief financial officer of O’Charley’s Inc. “In response to this environment, we remain focused on improving sales by differentiating our brands through innovative food and beverage offerings, controlling margins while enhancing guest service, and maintaining our financial flexibility by maximizing cash flow and reducing debt. We believe that we made substantial progress in all three areas during the first quarter of 2009.”
     “While we will never be satisfied with declining revenue, same store sales at all three of our restaurant concepts exceeded their relevant Knapp-Track™ averages for the first three months of the year, and we saw significant increases in our guest satisfaction scores. The improvement in our operating margin is the result of our food cost reduction initiatives, the implementation of our theoretical labor cost system, and tight control over our general and administrative costs. We continued to focus on free cash flow, and believe that paying down our outstanding revolver balance during the quarter was a significant accomplishment. While we expect our progress in these areas to continue to positively impact our financial performance, it is important to note that our first quarter is typically our most profitable, and is not necessarily predictive of our financial performance for the balance of the year.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s decreased 1.3 percent to $186.0 million for the first quarter, reflecting the decline in same store sales partially offset by the addition of three new company-operated restaurants since the first quarter of 2008. The same-store sales decrease of 2.9 percent was comprised of a 1.6 percent increase in average check offset by a 4.4 percent decrease in guest counts. Average check for company-operated stores in the first quarter was $13.18. There were 245 O’Charley’s restaurants, including 13 restaurants operated by franchisees or joint venture partners, open at the end of the quarter. During the first quarter, Covelli Enterprises opened its fourth franchised O’Charley’s restaurant, and its first in Orlando, Florida.
     “During the first quarter, we continued to differentiate our brand through innovative food and beverage, and by emphasizing our value offerings,” said Jeffrey D. Warne, concept president of O’Charley’s. “Our ‘Made for You’ promotion featured our hand-breaded Southern Fried Chicken Tacos at a $7.99 price point. Our current ‘Springtime Sensations’ menu, which began on April 6, features a

CHUX Reports First Quarter Results for 2009

May 12, 2009
new California Shrimp Salad for $9.99, with sautéed Cajun-spiced shrimp. Our Made-from-Scratch Strawberry Lemonade has become our signature non-alcoholic beverage, and we sold over a half million of them during the first quarter, and gave away over 75 thousand of them on April 22 as part of our celebration of Administrative Professionals Week. We believe that our guests are noticing our superior food, beverage, service and value, as the percentage of guests who give us the highest rating for overall satisfaction in our guest satisfaction measure has increased by 600 basis points since the first quarter of 2008.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine Restaurants decreased 2.7 percent to $91.7 million in the first quarter, reflecting the decline in same store sales, the addition of three new restaurants and the closing of one restaurant since the first quarter of 2008. The same-store sales decrease of 4.5 percent was comprised of a 0.2 percent increase in average check offset by a 4.6 percent decrease in guest counts. Average check in the first quarter was $14.94. One Ninety Nine restaurant opened during the first quarter, and one closed, bringing the total number to 116 at the end of the quarter.
     “In order to reinforce our brand positioning of offering great food and beverage in a comfortable atmosphere at a great value, we recently introduced our new slogan of ‘Great Meal. Great Deal,’” said John R. Grady, concept president of Ninety Nine. “Our ‘Creatively Comforting Flavors’ promotion featured four entrees starting at $9.99, including Chicken and Sausage Al Forno and Tuscan Grilled Meatloaf. Guests could upgrade to a three-course meal for an additional $3.00. Our current ‘Refreshingly Creative Entrees’ menu features three new entrees, including Pacific Rim Scallops and Grilled Mediterranean Chicken. Both promotions were supported with coupons offering discounts of $5.00 or $10.00. We believe that our guests are noticing our great food, atmosphere and value, as the percentage of guests who give us the highest rating for overall satisfaction in our guest satisfaction measure has increased by 200 basis points since the first quarter of 2008.”
Stoney River Legendary Steaks Restaurants
     First-quarter sales for Stoney River Legendary Steaks decreased 8.6 percent to $11.0 million. The same-store sales decrease of 17.2 percent was comprised of a 5.1 percent decrease in average check and a 12.8 percent decrease in guest counts. Average check for Stoney River in the first quarter was $44.96. At the end of the first quarter, ten of the 11 Stoney River restaurants were included in the same store sales base.
     “During the quarter, we took our first steps to reposition Stoney River to provide the same great guest experience with lower menu prices, new menu offerings, and a new menu format,” said Anthony J. Halligan, III, concept president of Stoney River Legendary Steaks. “We reduced the prices of certain menu items; added a prime hamburger, a seven-ounce filet, barbeque baby back ribs and a new shrimp entree to our menu; and continued to offer our loyal Stoney River guests all of our signature favorites including our popular Lodge and Legendary Filets. We implemented this new concept positioning at our restaurant in Louisville, Kentucky, and it has been very well received. We plan to implement it in additional restaurants during the second and third quarters of 2009.”

CHUX Reports First Quarter Results for 2009

May 12, 2009
Adoption of FASB Staff Position EITF 03-6-1
     The Company adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities, in the first quarter of 2009. As a part of this adoption, the Company reduced net earnings by the portion of dividends and net earnings allocated to participating unvested restricted stock, as they are defined in the staff position. The impact of this adoption on basic earnings per share for the first quarter of 2009 was a reduction of $0.01. There was no impact on diluted earnings per share in the first quarter of 2009. The impact on basic and diluted earnings per share for the first quarter of 2008 was a reduction of $0.02 from the originally reported amounts.
Investor Conference Call and Web Simulcast
     O’Charley’s Inc. will conduct a conference call on its 2009 first quarter earnings release on May 12, 2009, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (800) 762-8908, and the confirmation passcode is 4068543. Please dial in 10 minutes prior to the beginning of the call. A replay of the conference call will be available through May 26, 2009, by dialing (800) 406-7325 and entering passcode 4068543.
     The live broadcast of O’Charley’s conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=2201750
     If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, and be available through May 26, 2009.
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 372 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 245 restaurants in 20 states in the Southeast and Midwest, including 232 company-owned and operated O’Charley’s restaurants, and 13 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in seven states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.

CHUX Reports First Quarter Results for 2009

May 12, 2009
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the finalization of the Company’s first quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to hire a new Chief Executive Officer; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to realize projected returns on investment from its re-branding and concept repositioning efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)

CHUX Reports First Quarter Results for 2009

May 12, 2009
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
16 Weeks Ended April 19, 2009 and April 20, 2008
All percentages shown as a percentage of total revenue unless indicated otherwise

	2009		2008
	(in thousands, except per share data)
Revenues:
Restaurant sales	$291,364	99.9%	$297,176	99.9%
Franchise and other revenue	294	0.1%	319	0.1%

	291,658	100.0%	297,495	100.0%

Costs and Expenses:
Cost of food and beverage	85,024	29.2%	87,681	29.5%
Payroll and benefits	99,323	34.1%	101,618	34.2%
Restaurant operating costs	56,588	19.4%	58,486	19.7%

Cost of restaurant sales (1)	240,935	82.7%	247,785	83.4%

Advertising and marketing expenses	10,451	3.6%	11,335	3.8%
General and administrative expenses	12,708	4.4%	13,591	4.6%
Depreciation and amortization	15,023	5.2%	15,583	5.2%
Impairment, disposal and restructuring charges, net	292	0.1%	(196)	(0.1%)
Pre-opening costs	265	0.1%	819	0.3%

	279,674	95.9%	288,917	97.1%

Income from Operations	11,984	4.1%	8,578	2.9%

Other Expense:
Interest expense, net	4,043	1.4%	3,842	1.3%
Other, net	9	0.0%	1	0.0%

	4,052	1.4%	3,843	1.3%

Earnings before Income Taxes	7,932	2.7%	4,735	1.6%

Income Tax Expense (Benefit)	791	0.3%	(5,642)	-1.9%

Net Earnings	$7,141	2.4%	$10,377	3.5%

Net Earnings (2)	$7,141		$10,377
Less: Unvested participating restricted stock dividends	—		(46)
Less: Net earnings allocated to unvested participating restricted stock	(217)		(359)

Net Earnings available to common shareholders	$6,924		$9,972

Basic earnings available to common shareholders per share:
Net Earnings	$0.34		$0.46

Weighted Average Common Shares Outstanding	20,599		21,677

Diluted earnings available to common shareholders per share:
Net Earnings	$0.34		$0.46

Weighted Average Common Shares Outstanding	20,599		21,680

(1)	Percentages calculated as a percentage of restaurant sales.

(2)	2008 Basic and Diluted earnings per share has been recast to conform with FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities. This guidance was adopted in the first quarter of 2009 and reduced the quarter ended April 20, 2008 basic and diluted earnings per share by $0.02 versus the originally reported amount.
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CHUX Reports First Quarter Results for 2009

May 12, 2009
O’Charley’s Inc.
Condensed Consolidated Balance Sheets (unaudited)
At April 19, 2009 and December 28, 2008

	2009	2008
	(in thousands)
Cash	$4,728	$6,818

Other current assets	45,409	56,698

Property and equipment, net	399,276	412,289

Trade names and other intangible assets	25,946	25,946

Other assets	17,714	18,511

Total assets	$493,073	$520,262

Current portion of long-term debt and capital leases	$4,696	$6,640

Other current liabilities	81,768	88,759

Long-term debt, net of current portion	128,787	152,989

Capitalized lease obligations	2,900	3,439

Other liabilities	55,111	57,425

Shareholders’ equity	219,811	211,010

Total liabilities and shareholders’ equity	$493,073	$520,262

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